Exhibit 99.2

AMENDMENT NO. 1

SEVENTY SEVEN ENERGY INC. RETIREMENT & SAVINGS PLAN

The Plan named above gives the Employer the right to amend it at any time. According to that right, the Plan is amended effective January 1, 2015, as follows:

By striking items (a) through (g) from the definition of Account in the DEFINITIONS SECTION of Article I and substituting the following:

(a)	Pre-tax Elective Deferral Contributions

(b)	Roth Elective Deferral Contributions

(c)	Matching Contributions

(d)	Qualified Nonelective Contributions

(e)	Other Employer Contributions

(f)	Rollover Contributions

(g)	ESOP Discretionary Contributions

(h)	Cash dividends paid on shares of Qualifying Employer Securities credited to the account maintained to reflect Contributions (with a separate dividend source account for each such type of contribution) that are initially reinvested in Qualifying Employer Securities at the election of the Participant will be included in a Participant’s Account.

By adding the following to the end of the 11th paragraph of the definition of Compensation under the DEFINITIONS SECTION of Article I:

In modification of the foregoing, Elective Deferral Contributions may be made with respect to Compensation that exceeds the annual compensation limit, provided such Elective Deferral Contributions otherwise satisfy any applicable limitations.

By adding the following new definition to the DEFINITIONS SECTION of Article I:

Designated Roth Account means the portion of a Participant’s Account resulting from Roth Elective Deferral Contributions, and the portion of a Rollover Contribution from a designated Roth account under another plan and the respective earnings thereon. The Designated Roth Account shall be recordkept in a manner that satisfies the separate accounting requirements of section 1.401(k)-1(f) of the regulations.

By striking the second sentence from the definition of Elective Deferral Contributions from the DEFINITIONS SECTION of Article I and substituting the following:

Elective Deferral Contributions means Pre-tax Elective Deferral Contributions and Roth Elective Deferral Contributions, unless the context clearly indicates only one is meant.

By adding the following paragraph to the definition of Eligible Retirement Plan under the DEFINITIONS SECTION of Article I:

If any portion of an Eligible Rollover Distribution is attributable to payments or distributions from a Designated Roth Account, an Eligible Retirement Plan with respect to such portion shall include only (i) another designated Roth account of the individual from whose Account the payments or distributions were made or (ii) a Roth IRA of such individual.

By adding the following to the end of the first paragraph of the definition of Eligible Rollover Distribution under the DEFINITIONS SECTION of Article I:

For purposes of the $200 rule, a distribution from a Designated Roth Account and a distribution from other accounts under the Plan shall be treated as made under separate plans.

By striking the first paragraph from the definition of Eligibility Service from the DEFINITIONS SECTION of Article I and substituting the following:

Eligibility Service means an Employee’s Period of Service. Eligibility Service shall be measured from his Employment Commencement Date to his most recent Severance Date. This Period of Service shall be reduced by any Period of Severance that occurred prior to his most recent Severance Date, unless such Period of Severance is included under the service spanning rule below. This period of Eligibility Service shall be expressed as days.

By adding the following new definition to the DEFINITIONS SECTION of Article I:

Roth Elective Deferral Contributions means a Participant’s Elective Deferral Contributions that are not excludible from the Participant’s gross income at the time deferred and have been irrevocably designated as Roth Elective Deferral Contributions by the Participant in his Elective Deferral Agreement. Whether an Elective Deferral Contribution is not excludible from a Participant’s gross income will be determined in accordance with section 1.401(k)-1(f)(2) of the regulations. In the case of a Self-employed Individual, an Elective Deferral Contribution is not excludible from gross income only if the individual does not claim a deduction for such amount.

By striking item (1) from subparagraph (a) of the ACTIVE PARTICIPANT SECTION of Article II and substituting the following:

(1)	He has completed 60 days of Eligibility Service before his Entry Date.

By adding the following as the 8th paragraph under subparagraph (a) of the EMPLOYER CONTRIBUTIONS SECTION of Article III:

A Participant may elect to designate all or any portion of his future Elective Deferral Contributions as Roth Elective Deferral Contributions.

By striking the last sentence from the 9th paragraph (as renumbered) under subparagraph (a) of the EMPLOYER CONTRIBUTIONS SECTION of Article III and substituting the following:

The Participant may affirmatively elect a different percentage or elect not to make Elective Deferral Contributions, and may elect to designate all or any portion of his Elective Deferral Contributions as Roth Elective Deferral Contributions.

By striking the 10th and 11th paragraphs (as renumbered) under subparagraph (a) of the EMPLOYER CONTRIBUTIONS SECTION of Article III and substituting the following:

The Plan’s automatic election shall apply when a Participant first becomes eligible to make Elective Deferral Contributions (or again becomes eligible after a period during which he was not an Active Participant) and shall begin as soon as administratively feasible following the 30th day after the later of his Entry Date or his most recent Employment Commencement Date. The Participant shall be provided a notice that explains the automatic election and his right to elect a different rate of Elective Deferral Contributions or to elect not to make Elective Deferral Contributions, and his right to designate all or any portion of his Elective Deferral Contributions as Roth Elective Deferral Contributions. The notice shall include the procedure for exercising those rights and the timing for implementing any such elections. The Participant shall be given a reasonable period thereafter to elect a different rate of Elective Deferral Contributions or to elect not to make Elective Deferral Contributions, and to designate all or any portion of his Elective Deferral Contributions as Roth Elective Deferral Contributions.

Each Active Participant affected by the automatic election and automatic increase shall be provided an annual notice that explains the automatic election and his right to elect a different rate of Elective Deferral Contributions or to elect not to make Elective Deferral Contributions, and his right to designate all or any portion of his Elective Deferral Contributions as Roth Elective Deferral Contributions. The notice shall include the procedure for exercising those rights and the timing for implementing any such elections.

By striking subparagraph (b) from the EMPLOYER CONTRIBUTIONS SECTION of Article III and substituting the following:

(b)	Matching Contributions

The Employer shall make Matching Contributions in an amount equal to 100% of Elective Deferral Contributions. Elective Deferral Contributions that are over 6% of Compensation will not be matched.

Matching Contributions are calculated based on Elective Deferral Contributions and Compensation for the Plan Year (excluding Elective Deferral Contributions and Compensation for any portion of the Plan Year in which an Employee is not an Active Participant). Matching Contributions shall be made for all persons who were Active Participants at any time during the Plan Year.

Elective Deferral Contributions that are Catch-up Contributions shall be matched.

Matching Contributions are subject to the Vesting Percentage.

By striking subparagraph (a) from the ROLLOVER CONTRIBUTIONS SECTION of Article III and substituting the following:

(a)	The Contribution is a Participant Rollover Contribution or a direct rollover of an Eligible Rollover Distribution made from the types of plans and types of contributions specified below.

Direct Rollovers. The Plan will accept a direct rollover of an Eligible Rollover Distribution from:

(i)	A qualified plan described in Code Section 401(a) or 403(a), including after-tax employee contributions and including any portion of a designated Roth account.

(ii)	An annuity contract described in Code Section 403(b), including after-tax employee contributions and including any portion of a designated Roth account.

(iii)	An eligible plan under Code Section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state, including any portion of a designated Roth account.

Participant Rollover Contributions from Other Plans. The Plan will accept a Participant contribution of an Eligible Rollover Distribution from:

(i)	A qualified plan described in Code Section 401(a) or 403(a), excluding after-tax employee contributions and including distributions of a designated Roth account only to the extent such amount would otherwise be includible in a Participant’s gross income.

(ii)	An annuity contract described in Code Section 403(b), excluding after-tax employee contributions and including distributions of a designated Roth account only to the extent such amount would otherwise be includible in a Participant’s gross income.

(iii)	An eligible plan under Code Section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state, including distributions of a designated Roth account only to the extent such amount would otherwise be includible in a Participant’s gross income.

Participant Rollover Contributions from IRAs. The Plan will accept a Participant Rollover Contribution of the portion of a distribution from an individual retirement account or individual retirement annuity described in Code Section 408(a) or (b) that is eligible to be rolled over and would otherwise be includible in the Participant’s gross income.

By striking the last paragraph from the ROLLOVER CONTRIBUTIONS SECTION of Article III and substituting the following:

Rollover Contributions made by an Eligible Employee or Inactive Participant shall be credited to his Account. The part of the Participant’s Account resulting from Rollover Contributions is 100% vested and nonforfeitable at all times. Separate accounting records shall be maintained for those parts of his Rollover Contributions consisting of (i) voluntary contributions which were deducted from the Participant’s gross income for Federal income tax purposes; (ii) after-tax employee contributions, including the portion that would not have been includible in the Participant’s gross income if the contributions were not rolled over into this Plan; and (iii) any portion of a designated Roth account, including the portion that would not have been includible in the Participant’s gross income if the contributions were not rolled over into this Plan.

By striking the third paragraph from the ALLOCATION SECTION of Article III and substituting the following:

Matching Contributions shall be allocated to the persons for whom such Contributions are made under the EMPLOYER CONTRIBUTIONS SECTION of this article. Such Contributions shall be allocated as of the last day of the Plan Year and shall be credited to the person’s Account.

By adding the following as the third paragraph under subparagraph (b) of the EXCESS AMOUNTS SECTION of Article III:

Distribution of Excess Elective Deferral Contributions shall be made on a pro rata basis from the Participant’s Account resulting from Pre-tax Elective Deferral Contributions and Roth Elective Deferral Contributions in the same proportion that such Contributions were made for the applicable year.

By adding the following immediately preceding the last paragraph under subparagraph (c) of the EXCESS AMOUNTS SECTION of Article III:

Distribution of Excess Contributions shall be made on a pro rata basis from the Participant’s Account resulting from Pre-tax Elective Deferral Contributions and Roth Elective Deferral Contributions in the same proportion that such Contributions were made for the applicable year.

By striking the third paragraph from the DIRECT ROLLOVERS SECTION of Article X and substituting the following:

For purposes of determining whether a Mandatory Distribution is greater than $1,000, a Designated Roth Account and all other accounts under the Plan shall be treated as accounts held under two separate plans and shall not be combined, and Rollover Contributions shall be disregarded.

This amendment is made an integral part of the aforesaid Plan and is controlling over the terms of said Plan with respect to the particular items addressed expressly herein. All other provisions of the Plan remain unchanged and controlling.

Unless otherwise stated on any page of this amendment, eligibility for benefits and the amount of any benefits payable to or on behalf of an individual who is an Inactive Participant on the effective date(s) stated above, shall be determined according to the provisions of the aforesaid Plan as in effect on the day before he became an Inactive Participant.

Signing this amendment, the Employer, as plan sponsor, has made the decision to adopt this plan amendment. The Employer is acting in reliance on its own discretion and on the legal and tax advice of its own advisors, and not that of any member of the Principal Financial Group or any representative of a member company of the Principal Financial Group.

Signed this 31st day of December, 2015.

SEVENTY SEVEN ENERGY INC.

By /s/ David Treadwell

Senior Vice President, General Counsel & Secretary
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